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                                                                 Exhibit 4.2(c)

                          CERTIFICATE OF AMENDMENT OF
                       RESTATED ARTICLES OF INCORPORATION
                                      OF
                          CORNERSTONE PROPERTIES INC.

          The undersigned, being the President and Secretary of Cornerstone Properties Inc., a Nevada corporation (the "Corporation"), do hereby certify as follows:

          1. That on May 20, 1998, the board of directors of the Corporation by a vote taken and adopted, consented to the adoption of resolutions setting forth the proposed amendment to the Restated Articles of Incorporation of the Corporation, as hereinafter set forth, declaring the advisability thereof, and calling a meeting of the shareholders for the purpose of considering and voting upon the proposed amendment.

          2. Said resolution called for the following amendment to the Restated Articles of Incorporation:

          I. The first paragraph of ARTICLE 4, Section 4.01, Authorized Shares, is hereby amended in its entirety as follows:

          Section 4.01 Authorized Shares. The aggregate number of shares that the Corporation shall have the authority to issue is Three Hundred Fifteen Million (315,000,000) shares of Capital Stock consisting of Sixty-Five Million (65,000,000) shares of Preferred Stock with no par value per share and Two Hundred Fifty Million (250,000,000) shares of Common Stock with no par value per share.

          Except as specifically amended herein, ARTICLE 4 shall not be affected by this amendment and shall continue in full force and effect.

          3. That at the annual meeting of the shareholders of the Corporation held on May 20, 1998, of a total of 82,000,866 votes cast at such annual meeting, shareholders holding 63,599,207 shares of the Corporation, which constituted a majority of shares entitled to vote at the annual meeting, cast votes in favor and adopted and consented to the adoption of a resolution setting forth the proposed amendment to the Corporation's Restated Articles of Incorporation as hereinabove set forth.

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          4.   That the Restated Articles of Incorporation of the Corporation
are hereby amended as set forth above and the undersigned make this certificate pursuant to Section 78.385 and 78.390 of the Nevada Revised Statutes.

                                       CORNERSTONE PROPERTIES INC.


                                       By: /s/Rodney C. Dimock
                                          ------------------------------------
                                           Rodney C. Dimock
                                           President


                                       By: /s/Thomas P. Loftus
                                          ------------------------------------
                                           Thomas P. Loftus
                                           Secretary


State of New York
County of Richmond

          This instrument was acknowledged before me on June 10, 1998 by Rodney C. Dimock as President of CORNERSTONE PROPERTIES INC.

                                       /s/Barbara E. Beltz
                                       --------------------------------------
                                                    Notary Public



                                       Printed:  Barbara E. Beltz
                                               ------------------------------

                                       My Commission expires:   1-18-00
                                                             ----------------
(Seal, if any)